Exhibit 23.4

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426     (614) 766-1459 FAX

keller@ee.net

June 5, 2007

Re:	Valuation Appraisal of LaPorte Bancorp, Inc.

The LaPorte Savings Bank

LaPorte, Indiana

We hereby consent to the use of our firm’s name in the Form S-l and in the Form MHC-2 of LaPorte Bancorp, Inc., and to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of LaPorte Bancorp, Inc., provided in our Valuation Appraisal Report and any Valuation Updates, in the Form S-l to be filed by with the Securities and Exchange Commission and the Form MHC-2 to be filed with the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

by:
Michael R. Keller President